EXHIBIT 10.1
DEMAND PROMISSORY NOTE

U.S. $200,000,000    Las Vegas, Nevada
April 14, 2022

FOR VALUE RECEIVED, the undersigned, Sierra Pacific Power Company, a Nevada corporation, its successors and assigns (the “Maker”), hereby promises to pay to the order of NV ENERGY INC., a Nevada corporation (the “Holder”), the principal amount of TWO HUNDRED MILLION AND NO/100 U.S. Dollars (U.S.
$200,000,000), together with compounded interest on the principal sum of this Note (the “Note”) at the “Note Rate” defined below, in lawful money of the United States of America. Both principal and interest and all other sums due hereunder shall be payable at the office of Holder at 6226 West Sahara Avenue, Las Vegas, Nevada 89146, or such other place as Holder may designate from time to time.

The principal sum of this Note and all accrued and unpaid interest thereon, if not sooner paid, shall be due and payable upon demand made by Holder in a notice sent as set forth below, on the date (the “Maturity Date”) and at the place set forth in such notice.

Accrued and unpaid interest shall be due and payable in arrears on the business day next following the last business day of each month. If unpaid, interest shall automatically be added to the principal on the day when due, and such interest shall bear interest hereunder until paid. The nonpayment of interest shall not be a default under this Note, unless such interest is due on the Maturity Date. Maker may at its option (but without any obligation to do so) prepay principal or interest on this Note prior to the Maturity Date. Interest due hereunder shall be calculated on the basis of a 360-day year and applied to the actual outstanding daily principal balance and the actual number of days elapsed. As used herein, for any month, the “Note Rate” for such month shall mean a rate per annum equal to the sum of (1) 0.75% plus (2) the rate per annum of interest (rounded upward, if not an integral multiple of 1/100 of 1%, to the nearest 1/100 of 1% per annum) at which 30-day United States dollar deposits, in an amount comparable to the amount of the Note, are offered in the London Interbank Offer Rate market at 11:00 a.m. (London time) on the first business day of such month, as displayed in the Bloomberg Financial Markets system (“Bloomberg”), or if the Bloomberg defined rate does not so appear, the component of the Note Rate specified in such clause
(2)of this definition shall be the rate per annum (rounded upward, if not an integral multiple of 1/100 of 1%, to the nearest 1/100 of 1% per annum) appearing on another authoritative source selected by Holder in its sole discretion.

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All parties to this Note, including endorsers, sureties and guarantors, hereby jointly and severally waive presentment for payment, demand, protest, notice of protest, notice of demand and of non-payment or dishonor and of protest, notice of intent to accelerate the maturity of this Note, notice of acceleration of maturity of this Note, and any and all other notices and demands whatsoever, and agree to remain bound hereby until the principal and interest of this Note are paid in full, notwithstanding any extensions of time for payment which may be granted by Holder, even though the period of extension may be indefinite, and notwithstanding any inaction by, or failure to assert any legal rights available to, Holder.

If the obligations evidenced by this Note, or any part thereof, are placed in the hands of an attorney for collection, whether by suit or otherwise, at any time, or from time to time, Maker shall be liable to Holder, in each instance, for all costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees.

It is the intent of Maker in the execution of this Note and all other instruments now or hereafter securing this Note to contract in strict compliance with applicable usury law. In furtherance thereof, Holder and Maker stipulate and agree that none of the terms and provisions contained in this Note shall ever be construed to create a contract to pay for the use, forbearance or detention of money, at a rate of interest in excess of the maximum interest rate permitted to be charged by applicable law. Neither Maker nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under applicable law, and the provisions of this paragraph shall control over all provisions of this Note which may be in apparent conflict herewith. In the event that Holder shall collect monies which are deemed to constitute interest which would increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the lawful rate shall, upon such determination, at the option of Holder, be either immediately returned to Maker or credited against the principal balance of this Note then outstanding, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. The term “applicable law” or “applicable usury law” as used in this Note shall mean the laws of the state of Nevada or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

The provisions of this Note shall be governed by the internal laws, and not the laws governing conflicts of laws, of the state of Nevada and the laws of the United States, and shall be binding upon Maker, its successors and assigns and shall inure to the benefit of Holder, its successors and assigns. Maker may not assign all or any part of its obligations hereunder without the prior written permission of Holder. Holder may assign or endorse this Note to any person without the permission of Maker. This Note shall be deemed to have been made and to be performable in Las Vegas, Nevada. Maker and Holder hereby consent to the jurisdiction of the state courts located in Las Vegas, Nevada, and each party agrees that venue for any action brought regarding this Note shall be proper in such courts.

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This Note may be secured from time to time upon the request of Holder. Upon such request Maker and Holder shall negotiate in good faith a mutually acceptable security agreement and related instruments which shall grant to Holder a first priority perfected security interest in assets of Maker and/or its subsidiaries which are not subject to any prior security interest and, to the extent legally practicable, a subordinate security interest in other assets of Maker and/or its subsidiaries.

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TO THE FULLEST EXTENT PERMITTED BYLAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE. EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.
All notices and other communications provided to either party hereto under this Note shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail, as follows:

(i)if to Maker:

Sierra Pacific Power Company 6226 W. Sahara Avenue
Las Vegas, Nevada 89146 Attention: Michael Cole
Email: michael.cole@nvenergy.com

(ii)if to Holder:

NV Energy, Inc.
6226 W. Sahara Avenue Las Vegas, Nevada 89146 Attention: Michael Cole
Email: michael.cole@nvenergy.com

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

SIERRA PACIFIC POWER COMPANY,

By:	/s/ Michael E. Cole
Name: Michael E. Cole
Title: Senior Vice President, CFO & Treasurer

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